UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
SECURITIES EXCHANGE ACT OF 1934
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F5 NETWORKS, INC.
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On February 26, 2009, F5 Networks, Inc. issued the following press release.
FOR IMMEDIATE RELEASE

CONTACT:	Investor Relations John Eldridge (206) 272-6571 j.eldridge@f5.com

Public Relations Alane Moran
(206) 272-6850 a.moran@f5.com
F5 Networks Announces Proxy Advisory Firms’ Approval of Shareholder Proposals
SEATTLE, WA—February 26, 2009—F5 Networks, Inc. (NASDAQ: FFIV) today announced that two leading independent proxy advisory services firms, RiskMetrics Group, Inc. and PROXY Governance, Inc. have recommended that F5’s shareholders vote “FOR” each of the proposals in the company’s 2009 Proxy Statement.
Proposal 1 asks shareholders to elect one Class I director, Karl Guelich, unanimously nominated by the company’s Board of Directors. Proposals 2 and 3 ask shareholders to approve amendments to the company’s 2005 Equity Incentive Plan as amended and the 1999 Employee Stock Purchase Plan, respectively. Proposal 4 asks the shareholders to ratify the selection of PricewaterhouseCoopers LLP as the company’s independent auditor for fiscal year 2009.
As previously announced, F5’s annual meeting of shareholders will be held on March 12, 2009 at 11 a.m. Pacific time, at the company’s headquarters in Seattle, Washington.
About F5 Networks
F5 Networks is the global leader in Application Delivery Networking. F5 provides solutions that make applications secure, fast, and available for everyone. By adding intelligence and manageability into the network to offload applications and optimize the data storage layer, F5 extends the power of intelligent networking to all levels of application delivery. F5’s extensible architecture optimizes applications, delivers application reliability, and protects the application and network. Enterprise organizations, service providers and Web 2.0 content providers worldwide trust F5 to keep their applications running. The company is headquartered in Seattle, Washington with offices worldwide. For more information, go to www.f5.com. F5’s Proxy Statement and 2008 Annual Report to Shareholders are available online at www.proxyvote.com and www.f5.com/about/investor-relations/corporate-governance.